HACKENSACK, NJ, December 23, 2016 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the year and quarter ended October 31, 2016. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share amounts)	Years Ended October 31,		Quarters Ended October 31,
	2016	2015	2016	2015
* Net Income (Loss) Per Share-Basic & Diluted	$0.44	$0.39	($0.01)	$0.02
* Dividends Per Share	$1.20	$1.20	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$1.25	$1.53	$0.16	$0.42
* AFFO Payout	96.0%	78.4%	187.5%	71.4%
* NOI	$23,849	$23,941	$6,269	$5,995
* Average Residential Occupancy (a)	72.8%	70.2%	77.3%	70.9%
* Average Commercial Occupancy (b)	75.0%	75.9%	75.7%	77.4%
(a) Included in average occupancy rate for each fiscal year is the 379 leasable units at the Rotunda Icon property as the major redevelopment and expansion project at the Rotunda was substantially completed in the third quarter of Fiscal 2016. As of October 31, 2016, the Rotunda Icon was approximately 29% leased and 25.9% occupied.
(b) Included in average occupancy rate for each fiscal year is the 75,000 additional square feet of Rotunda retail leasable space as the major redevelopment and expansion project at the Rotunda was substantially completed in the third quarter of Fiscal 2016. As of October 31, 2016, the retail space was approximately 71% leased and 24.8% occupied.

RESULTS OF OPERATIONS

Year-To-Date (“YTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 3.3% to $46.3 million as compared to $44.8 million for the prior year’s comparable period.

•	Net income attributable to common equity (“net income”) was $3 million or $0.44 per share, as compared to $2.6 million or $0.39 per share, for the prior year’s comparable period. Current YTD net income includes a $0.3 million gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016. Prior YTD net income includes a $1.1 million provision for loss related to the straight line rent receivable for Pathmark Stores, Inc. (“Pathmark”) located in Patchogue, New York resulting from the bankruptcy filing of Great Atlantic and Pacific Tea Company and its affiliates, of which Pathmark is a subsidiary.

•	Funds From Operations (“FFO”) was $10 million or $1.47 per share, as compared to $9.5 million or $1.41 per share, for the prior year’s comparable period.

•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as capital improvements and deferred rents. AFFO was $8.4 million or $1.25 per share, as compared to $10.4 million or $1.53 per share, for the prior year’s comparable period.

Fourth Quarter (“QTD”) Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 9.6% to $12.2 million as compared to $11.1 million for the prior year’s comparable period.

•	Net loss was $0.1 million or ($0.01) per share, as compared to net income of $0.1 million or $0.02 per share, for the prior year’s comparable period. Current QTD net loss was primarily attributed to the substantial completion of the major redevelopment and expansion project at the Rotunda property in the third quarter of Fiscal 2016 resulting in the cessation of capitalization of certain costs in the current quarter and incurring higher operational costs as the property is in the early lease-up phase of the new retail space and residential units. Prior QTD net income includes a $1.1 million provision for loss related to the straight line rent receivable for Pathmark Stores, Inc. (“Pathmark”) located in Patchogue, New York resulting from the bankruptcy filing of Great Atlantic and Pacific Tea Company and its affiliates, of which Pathmark is a subsidiary.

•	FFO was $1.7 million or $0.25 per share, as compared to $1.9 million or $0.28 per share, for the prior year’s comparable period.

•	AFFO was $1.1 million or $0.16 per share, as compared to $2.8 million or $0.42 per share, for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Years Ended October 31,			Quarters Ended October 31,
	2016	2015	Change	2016	2015	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenues:
Commercial properties	$23,202	$22,817	$385	$5,999	$5,598	$401
Residential properties	23,052	21,966	1,086	6,177	5,510	667
Total real estate revenues	46,254	44,783	1,471	12,176	11,108	1,068

Operating Expenses:
Real estate operations	21,797	21,062	735	5,550	5,113	437
Straight line rent adjustment - bankrupt tenant	—	1,046	(1,046)	—	1,046	(1,046)
General and administrative	2,034	2,029	5	633	376	257
Depreciation	7,852	6,883	969	2,589	1,898	691

Gain on sale of commercial property	(314)	—	(314)	—	—	—

Investment income	(150)	(150)	—	(44)	(37)	(7)

Financing costs	11,936	11,001	935	3,783	2,631	1,152

Net (income) loss attributable to noncontrolling interests in subsidiaries	(94)	(281)	187	283	2	281
Net income (loss) attributable to common equity	$3,005	$2,631	$374	$(52)	$83	$(135)

Earnings (Loss) per share - basic and diluted	$0.44	$0.39	$0.05	$(0.01)	$0.02	$(0.03)

Weighted average shares outstanding:
Basic	6,783	6,778		6,800	6,756
Diluted	6,784	6,778		6,813	6,756

Dividends

The fourth quarter dividend of $0.30 per share was paid on December 15, 2016 to shareholders of record on December 1, 2016.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

	Years Ended October 31,		Quarters Ended October 31,
	2016	2015	2016	2015
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$3,099	$2,912	$(335)	$81
Depreciation of consolidated properties	7,852	6,883	2,589	1,898
Amortization of deferred leasing costs	410	260	143	27
Gain on sale of commercial property	(314)	—	—	—
Distributions to minority interests	(1,095)	(516)	(720)	(90)
FFO	$9,952	$9,539	$1,677	$1,916

Per Share - Basic and Diluted	$1.47	$1.41	$0.25	$0.28

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$9,952	$9,539	$1,677	$1,916
Amortization of acquired leases	—	1	—	—
Deferred rents (Straight lining)	(608)	219	(357)	—
Straight line rent adjustment - bankrupt tenant	—	1,046	—	1,046
Capital Improvements - Apartments	(898)	(424)	(239)	(149)
AFFO	$8,446	$10,381	$1,081	$2,813

Per Share - Basic and Diluted	$1.25	$1.53	$0.16	$0.42

Weighted Average Shares Outstanding:
Basic	6,783	6,778	6,800	6,756
Diluted	6,784	6,778	6,813	6,756

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $368 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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